EXHIBIT 23.03

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the inclusion in this Form 10-K of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by Kenneth Cole Productions, Inc. as of December 31, 2008.

/s/ Houlihan Smith & Company, Inc.

New York, New York
March 2, 2009